Exhibit 99.1

Kintara Therapeutics Announces Fiscal Year 2020 Financial Results and Recent Corporate Updates

SAN DIEGO, September 21, 2020 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, announced its financial results for the year ended June 30, 2020 and provided a corporate update.

“The past fiscal year was one of the most important periods in the Company’s history, as it set the stage for the recently consummated acquisition of Adgero which was truly a transformational milestone,” commented Saiid Zarrabian, President and Chief Executive Officer of Kintara. “Moving forward, we believe we are now well positioned to execute our growth strategy as we approach the important final stage of both of our clinical development programs with the initiation of the GCAR GBM AGILE registrational study for VAL-083 and the confirmatory cutaneous metastatic breast cancer study for REM-001.”

Recent Corporate Highlights

•	Completed a private placement of Series C Convertible Preferred Stock for aggregate gross proceeds of approximately $25 million, or net proceeds of approximately $21.7 million (August 2020).

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Consummated the acquisition of Adgero Biopharmaceuticals Holdings, Inc. (Adgero), a privately held biopharmaceutical company focused on the development of its late stage photodynamic therapy platform for the treatment of serious cutaneous oncology indications, which created a diversified biopharmaceutical company with a robust product pipeline targeting rare, unmet medical needs in oncology (August 2020).

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Received a notification of award of a Small Business Technology Transfer grant to study the use of REM-001 in the prevention of arteriovenous fistula maturation failure (AFMF), a cardiovascular-related condition that occurs in hemodialysis patients. This grant will allow Kintara to study the use of REM-001 in the prevention of AFMF further in preclinical models (July 2020).

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Accepted invitation from the Global Coalition for Adaptive Research (GCAR) to include VAL-083 in GCAR's Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) study, an adaptive clinical trial platform in glioblastoma multiforme (GBM). The Company expects to utilize the GBM AGILE study to serve as the basis for VAL-083's new drug application submission and registration (June 2020).

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Entered into a $500,000 loan agreement with the National Brain Tumor Society and the National Foundation for Cancer Research to support VAL-083’s preparation for participation in the GBM AGILE study (June 2020).

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR ENDED JUNE 30, 2020

At June 30, 2020, the Company had cash and cash equivalents of approximately $2.4 million.  In August 2020, the Company completed the private placement of Series C Convertible Preferred

Stock for gross proceeds of approximately $25 million, or net proceeds of approximately $21.7 million. The cash and cash equivalents at June 30, 2020 plus the private placement proceeds are expected to be sufficient to fund the Company’s planned operations into the fourth quarter of calendar year 2021.

For the year ended June 30, 2020, the Company reported a net loss of approximately $9.1 million, or $0.87 per share, compared to a net loss of approximately $8.0 million, or $3.16 per share, for the year ended June 30, 2019.

Selected Balance Sheet Data

	June 30, 2020	June 30, 2019
	$	$
Cash and cash equivalents	2,392,402	3,718,758
Working capital	176,161	1,955,468
Total assets	2,938,137	4,037,255
Total stockholders’ equity	263,214	1,967,530

Selected Statement of Operations Data

For the years ended

	June 30,	June 30,
	2020	2019
	$	$
Research and development	3,630,024	3,662,056
General and administrative	4,514,520	4,736,440
Merger costs	1,053,697	-
Other income	(72,325)	(350,275)
Net loss for the period	9,125,916	8,048,221
Series B Preferred stock dividend	8,616	80,431
Net loss attributable to common stockholders	9,134,532	8,128,652
Basic and fully diluted weighted average number of shares	10,444,045	2,574,692
Basic and fully diluted loss per share	0.87	3.16

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs.

Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs.  The two programs are VAL-083 for GBM and REM-001 for cutaneous metastatic breast cancer (CMBC).

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently conducting clinical trials to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC, who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE study.  Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties.  The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies.  These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2020, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS:

Investors:
CORE IR
516-222-2560
ir@coreir.com

Media:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com